Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION APPOINTS VAN HONEYCUTT TO BOARD OF DIRECTORS

EL SEGUNDO, Calif., April 3, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today announced that it has appointed Van Honeycutt to serve on its board of directors, effective April 2, 2013. The Company also announced that Michael D. Miller, who has served as a director since 1997, will retire from the board of directors at the end of his current term in June 2013.

Mr. Honeycutt is the former Chairman and Chief Executive Officer of Computer Sciences Corporation (CSC), a leading global provider of technology-enabled business solutions and services. He joined CSC in 1975, serving in a variety of managerial and executive positions, including Vice President and General Manager of CSC’s Business Services Division, President of CSC Credit Services, Corporate Vice President and President of CSC’s Industry Services Group, and President and Chief Operating Officer of CSC. He was named Chief Executive Officer in 1995 and Chairman in 1997, and served in those positions until his retirement in 2007.

Mr. Honeycutt earned a bachelor’s degree in business administration from Franklin University in Ohio, and completed Stanford University’s Executive Graduate Program. He was appointed by the President of the United States to the National Security Telecommunications Advisory Committee in 1995 and served on the committee for ten years and as chairman for two years. Mr. Honeycutt previously served on the boards of directors of Beckman Coulter, Inc., Tenet Healthcare Corporation and FHP International Corporation.

“We are very pleased to welcome Van Honeycutt to our board,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Van enjoyed a distinguished career in a wide range of leadership roles at Computer Sciences Corporation and we look forward to benefitting from his executive experience and technology background as we build upon our 58-year history and position our business for continued success.”

Mr. Miller continued, “At the same time, we want to thank Michael Miller for the many valuable contributions that he provided to our company over the years.”

Mr. Honeycutt is scheduled to stand for reelection to the Company’s board of directors at the Company’s 2013 annual meeting of stockholders.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 414 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal year ended December 30, 2012. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

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